Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Continues Long History of Consecutive Quarterly Cash Dividend

SARASOTA, FL, December 8, 2022 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share. Helios Technologies has declared consecutive quarterly dividends to its stockholders beginning with the first quarter 1997.

The dividend will be payable on January 20, 2023 to stockholders of record as of January 5, 2023. Helios Technologies has approximately 32.6 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

For more information, contact:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333; tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908; dpawlowski@keiadvisors.com

-###-

Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200